                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                      Registration No. 033-38066

PROSPECTUS

                                 SBM CERTIFICATE COMPANY
                                 SERIES 503 CERTIFICATES
                                 SERIES 505 CERTIFICATES
                                 SERIES 507 CERTIFICATES
                                 SERIES 510 CERTIFICATES

    This Prospectus describes fully paid fixed-rate face-amount certificates ("Certificates") issued by SBM Certificate Company (the "Company"). When you purchase a Certificate, you make a single payment to the Company in exchange for its promise to pay the amount you have invested ("Face Amount"), plus accrued interest, on a fixed future date.

    The Series 503, Series 505, Series 507 and Series 510 Certificates have fixed interest guarantee periods ("Guarantee Periods") of three, five, seven and ten years, respectively, from the date of issue. The Guarantee Periods for the Certificates will automatically be extended for additional Guarantee Periods of the same duration, unless you notify the Company in writing to the contrary. Your Certificate will mature no later than thirty years from the date it was issued ("Maturity Date"). Your Certificate investment earns a fixed interest rate that is declared in advance for the duration of a Guarantee Period, but never is less than 2.5%. You may choose to have your interest:

    - COMPOUNDED ANNUALLY and paid at the end of the Guarantee Period, when the Certificate matures, or when you make a withdrawal

    - PAID ANNUALLY

    - PAID QUARTERLY

    As of the date of this Prospectus, depending upon the interest payment method you have chosen, we will pay interest under the Certificates at the following initial rates for the Guarantee Period of each Series:

                                                INTEREST    INTEREST    INTEREST
                                                  PAID        PAID     COMPOUNDED
CERTIFICATE                                     QUARTERLY   ANNUALLY    ANNUALLY
-----------                                     ---------   --------   -----------
Series 503....................................    5.70%      5.80%        6.00%
Series 505....................................    6.10%      6.20%        6.35%
Series 507....................................    6.90%      7.00%        7.15%
Series 510....................................    7.25%      7.35%        7.50%

    These rates may or may not have changed when you apply to purchase your Certificate. New interest rates for each of the Guarantee Periods will be declared periodically, with a guaranteed minimum rate of 2.5%. See "Description of the Certificates" for a more complete description of the terms of the Certificates, including applicable charges for early withdrawals.

    THERE IS NO SALES CHARGE WHEN YOU PURCHASE YOUR CERTIFICATE. IF YOU WITHDRAW ALL OR A PORTION OF YOUR CERTIFICATE INVESTMENT PRIOR TO THE END OF A GUARANTEE PERIOD, A WITHDRAWAL CHARGE WILL APPLY.

    This Prospectus contains information about the Certificates that you should know before investing. You should read this Prospectus and any supplements, and retain them for future reference.

    PLEASE SEE "RISK FACTORS" AT PAGE 4 FOR A DESCRIPTION OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE CERTIFICATES.

    THE CERTIFICATES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF, OR GUARANTEED BY ANY BANK, NOR ARE THEY INSURED BY THE FDIC. THEY ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

    THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THE CERTIFICATES OR PASSED ON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

May 1, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SBM Certificate Company.....................................      4
Risk Factors................................................      4
  Absence of a Rating.......................................      4
  Relationship with State Bond..............................      5
  Effects of Changes in Interest Rates......................      5
  Withdrawals During a Guarantee Period.....................      5
  Interest Rates for Renewal Periods........................      5
Description of the Certificates.............................      6
  Minimum Investment........................................      6
  Interest Rates............................................      6
  Interest Payment Options..................................      6
  Guarantee Periods and Maturity............................      7
  Withdrawals...............................................      7
  Loans.....................................................      8
  Deferred Payment..........................................      9
  Federal Income Tax Treatment..............................      9
  Transfer of Ownership.....................................      9
Reserves and Deposits with Custodian........................     10
Certain Financial Information...............................     10
Use of Proceeds.............................................     10
Investments.................................................     10
  Type of Investments.......................................     11
  Investment Policies.......................................     13
  Management of Securities Investment.......................     14
  Real Estate Loan Portfolio................................     14
  Performance...............................................     14
How to Purchase Certificates................................     14
  Through the Company.......................................     15
  Through Authorized Sellers................................     15
  Affinity Groups...........................................     15
  Investment Amounts........................................     16
  Canceling Your Order......................................     16
  Application Acceptance....................................     16
About SBM Certificate Company...............................     16
  History...................................................     16
  Business..................................................     17
  Competition...............................................     18
  Employees.................................................     18
  Capital Structure.........................................     18
  Regulation................................................     18
  Description of Property...................................     19
  Legal Proceedings.........................................     19

                                                                PAGE
                                                              --------
Executive Officers and Directors............................     19
  Board of Directors........................................     21
  Audit Committee...........................................     21
Relationship with State Bond and Affiliates.................     22
Independent Auditors........................................     22
Selected Financial Data.....................................     23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     24
  Results of Operations.....................................     24
  Asset Portfolio Review....................................     27
  Liquidity and Financial Resources.........................     28
Index to Financial Statements...............................    F-1

                            SBM CERTIFICATE COMPANY

    The Company is a Maryland corporation wholly-owned by State Bond & Mortgage Company, L.L.C. ("State Bond"), a Maryland limited liability company. The Company's executive offices are located at 5101 River Road, Suite 101, Bethesda, Maryland 20816; its telephone number is 301-656-4200. The Company maintains an Administrative Office at 100 North Minnesota Street, 2nd Floor, New Ulm, MN 56073; its toll-free telephone number is 1-888-749-4353.

    On July 19, 2000, State Bond completed the purchase of all of the issued and outstanding shares of common stock of SBM Certificate Company a Minnesota corporation ("SBM MN"), from ARM Financial Group Inc. ("ARM"), a Delaware corporation (the "Acquisition"). State Bond effected the Acquisition as assignee under a Stock Purchase Agreement, dated March 28, 2000, by and among 1st Atlantic Guaranty Corporation ("1st Atlantic"), a Maryland corporation, and ARM. State Bond is wholly-owned by
1st Atlantic. The Company and 1st Atlantic are face-amount certificate companies registered as such under the Investment Company Act of 1940 ("1940 Act").

    As part of the Acquisition transactions, SBM MN was merged into the Company, which became the surviving corporation. The Company was organized on May 24, 2000, with nominal assets, and formed for purposes of redomestication from Minnesota to Maryland. As a result, the Company has succeeded SBM MN, which was a registered face-amount certificate company, as the "registrant" in all filings made by SBM MN under the Securities Act of 1933, Securities Exchange Act of 1934 ("Exchange Act") and the 1940 Act, including the registration statement of which this prospectus is a part.

    The Company has assumed the face-amount certificate business of SBM MN. The Company's predecessors have issued various series of face-amount certificates of the fully paid and installment type since 1914. The Company has assumed the obligations under SBM MN's outstanding face-amount certificates as a result of the Acquisition.

                                  RISK FACTORS

    The Company is not a bank, broker-dealer or insurance company. THE CERTIFICATES ARE NOT BANK PRODUCTS, EQUITY INVESTMENTS, ANNUITIES OR LIFE INSURANCE, AND ARE NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY OR FUND OR PRIVATE THIRD PARTY.

ABSENCE OF RATING

    The Company has not applied for or received a rating for the Certificates from any nationally recognized rating organization.

RELATIONSHIP WITH STATE BOND

    The Company is an independent operating entity, but relies upon State Bond and its affiliates to provide it with management, marketing and administrative services, as well as personnel, for the conduct of the Company's business. See "Relationship with State Bond and Affiliates."

EFFECTS OF CHANGES IN INTEREST RATES

    Economic and market conditions and fluctuations in interest rates affect the market value of the Company's investment portfolio, which consists primarily of government and corporate bonds, and money market accounts. Although the Company seeks to control this interest rate risk, the value of its investment portfolio may decrease during periods of sharp changes in interest rates. In such an environment, if the Company had to sell assets to meet liquidity needs, it could recognize losses on the sale of these assets. These losses could reduce the overall capital resources available to the Company to provide a source of funds for its operations, including the making of payments on Certificates.

WITHDRAWALS DURING A GUARANTEE PERIOD

    You may make withdrawals under a Certificate during a Guarantee Period. However, the Company assesses a withdrawal charge if you withdraw some or all of your account value prior to the end of a Guarantee Period. Your "account value" includes the amount you invest in a Certificate at the outset (your "principal"), together with accrued interest. The charge will be deducted from your remaining account value or, in the case of a complete surrender, deducted from your account value. Therefore, you may receive less upon a withdrawal than the amount of your investment. See "Guarantee Periods and Maturity" and "Withdrawals" under "Description of Certificates," below.

    We assess the withdrawal charge largely because of the negative impact that early withdrawals of principal investments could have on our reserves and our ability to offer competitive interest rates to investors. The withdrawal charge also helps us defray part of our cost of marketing the Certificates under which withdrawals are made. You also may be subject to penalties if you withdraw amounts held in a Certificate from an IRA or other tax-qualified plan. Please consult your tax adviser.

INTEREST RATES FOR RENEWAL PERIODS

    The initial interest rates applicable to the Certificates are payable for the initial three, five, seven and ten-year Guarantee Periods only. Although the Company intends to declare in advance interest rates above the 2.5% minimum rate for Certificate years beyond the initial Guarantee Period, it has no obligation to do so.

                        DESCRIPTION OF THE CERTIFICATES

MINIMUM INVESTMENT

    The minimum amount you may invest is (a) $1,000 if you choose to have interest compounded or paid annually, or (b) $5,000 if you choose to have interest paid quarterly. The amount you invest in a Certificate is its face amount.

INTEREST RATES

    The Company declares the interest rates payable for a Certificate's Guarantee Period on the 1st and 15th day of each month. The interest rate declared will be applicable for the entire Guarantee Period. The Company will never declare an annual interest rate of less than 2.5%. To confirm the Company's current rates at any time, please contact the Company's Administrative Office by calling toll-free at 1-888-749-4353.

    The interest rates applicable to your Certificate during its initial Guarantee Period will be the rates in effect on the date your application is received at the Company's Administrative Office.

    The prevailing interest rates available on interest-bearing instruments of a quality comparable to that of our investments are a primary consideration in deciding upon the interest rates declared by the Company. However, the Company has complete discretion as to what interest rates it declares for the Certificates. When a Certificate is renewed, the interest rates in effect for the succeeding Guarantee Period will be the declared rates at the end of the Guarantee Period that is expiring. These new interest rates may be greater or lesser than the rates in effect for the expiring Guarantee Period.

INTEREST PAYMENT OPTIONS

    You may choose to:

    - compound your interest annually and receive it at the end of the Guarantee Period, when the Certificate matures or when you make a withdrawal

    - receive annual interest payments

    - receive quarterly interest payments

    Your interest rates will be different depending on the interest payment option you choose. You may not change your interest payment option once your Certificate has been issued. Interest on the Certificates accrues monthly.

GUARANTEE PERIODS AND MATURITY

    At the end of a Guarantee Period, you will be entitled to receive the original invested amount if you elect to receive interest payments annually or quarterly. If you elect to have interest compounded, you will be entitled to receive the original invested amount plus interest. In all cases, the amount you receive will be reduced by the amount of any prior partial withdrawals or loans (see loans) from your account value and applicable withdrawal charges. You may partially or fully redeem your Certificate at the end of any Guarantee Period and incur no withdrawal charge. See "Withdrawals."

    The Company will notify you in writing at least fifteen days prior to the end of your Certificate's Guarantee Period. Unless you notify the Company in writing to the contrary, the Company will automatically extend your Series 503 Certificate, Series 505 Certificate, Series 507 Certificate, or Series 510 Certificate for an additional three, five, seven or ten-year Guarantee Period, respectively. The Company may extend your Series 503, Series 505, Series 507 and Series 510 Certificate for a total of nine, five, three and two additional periods, respectively, until the Maturity Date of the Certificate. The terms of your initial Certificate will continue to apply, except that as explained above under "Interest Rates," new interest rates may apply. You should contact the Company to determine whether a new interest rate will apply to your renewed Guarantee Period.

    Series 503, Series 505 and Series 510 Certificates mature 30 years after original issuance. Series 507 Certificates mature 28 years after original issuance. The date on which a Certificate matures is the Maturity Date of the Certificate.

WITHDRAWALS

    The withdrawal charge imposed by the Company if you withdraw any amount of your account value prior to the end of a Guarantee Period will be deducted from your remaining account value or, in the case of a complete surrender of your Certificate, deducted from the amount withdrawn, according to the following schedule:

Charge Based on Amount Withdrawn

YEAR OF GUARANTEE PERIOD                        1          2          3          4          5          6          7          8
------------------------                     --------   --------   --------   --------   --------   --------   --------   --------
Series 503.................................     3%         3%         2%
Series 505.................................     5%         5%         4%         3%         2%
Series 507.................................     7%         7%         6%         5%         4%         3%         2%
Series 510.................................    10%        10%         9%         8%         7%         6%         5%         4%

YEAR OF GUARANTEE PERIOD                        9          10
------------------------                     --------   --------
Series 503.................................
Series 505.................................
Series 507.................................
Series 510.................................     3%         2%

    The minimum amount you may withdraw is $1,000. The minimum amount remaining must be at least $1,000, if you chose to have interest compounded to maturity or paid annually, and at least $5,000 if you chose to have interest paid quarterly. The entire account value will be withdrawn if the amount otherwise remaining is less than the applicable minimum amount.

    The withdrawal charge does not apply to scheduled withdrawals of interest. In addition, the charge does not apply to any withdrawals made within three months of the Maturity Date of a Certificate, or if the withdrawal is made to meet expenses resulting from your death.

    You must submit a written request for withdrawal to the Company at its Administrative Office. The amount requested will be withdrawn first from accrued interest and then from principal. Withdrawal requests will be processed on the business day that they are received, and a check will be disbursed to you generally within ten business days.

    For mutual protection, a signature guarantee may be required if:

    (1) you request a withdrawal of an amount in excess of $50,000,

    (2) you request that your redemption proceeds be disbursed to someone other than the registered owners,

    (3) you request that your redemption proceeds be disbursed to an address other than the address of record, a preauthorized bank account, or a preauthorized brokerage firm account,

    (4) withdrawal instructions are received from an agent, not the registered owners, or

    (5) the Company believes a signature guarantee would protect against potential claims based on the instructions received.

    A signature guarantee verifies the authenticity of your signature. You can obtain a signature guarantee from certain banks, brokers or other eligible guarantors. You should verify that the institution is an eligible guarantor prior to signing. A notarized signature is not sufficient.

LOANS

    You may borrow up to 50% of your account value for a term not to exceed five years, but not beyond the Maturity Date of your Certificate. Loans are subject to an annual interest charge of up to 6% of the amount withdrawn, but are not subject to the withdrawal charge. You will not earn interest on the amount borrowed. The Company will treat a loan that you do not repay as a permanent withdrawal. The Company will assess the withdrawal charge that would have applied at the date the loan was due but not repaid.

DEFERRED PAYMENT

    The Company reserves the right, prior to a Certificate's maturity, to defer any payment for up to thirty days. During any such period, interest will accrue on the deferred amount at not less than the minimum interest rate of 2.5%.

FEDERAL INCOME TAX TREATMENT

    Under Internal Revenue Service rules and regulations, Certificateholders realize current income for tax purposes. Under these guidelines, you must report interest accrued on a Certificate as taxable ordinary income each year on a current basis. If you have elected to have interest compounded annually, you must recognize interest income for income tax purposes in the years in which it is accrued even though you won't receive the interest payment until the end of the Certificate's Guarantee Period or until the Certificate matures. The Company will report to you annually the amount of your income from the Certificate for tax purposes. Please consult your tax adviser for information about any tax consequences in your individual circumstances.

    Pursuant to federal law, you must provide the Company with a correct taxpayer identification number. Generally, this number is your Social Security or employer identification number. Failure to provide such number may make it necessary for the Company to withhold a portion of any accrued interest.

TRANSFER OF OWNERSHIP

    You may transfer ownership of your Certificate by submitting a completed transfer request form to the Administrative Office. Please note that transfers of ownership from a tax-qualified plan may have adverse tax consequences. Please consult your tax adviser.

    You should sign the written transfer request exactly as the Certificate is registered. For transfers of $20,000 or more, your signature or signatures must be guaranteed by a national securities exchange, a member firm of a principal stock exchange, a registered securities association, a clearing agency, a bank or trust company, a savings association, a credit union, a broker or dealer, a municipal securities broker or dealer, or a government securities broker or dealer. Further documentation may be required from corporations, executors, partnerships, administrators, trustees or custodians.

                      RESERVES AND DEPOSITS WITH CUSTODIAN

    The Company accrues liabilities for which it maintains reserves for its face-amount certificate obligations in accordance with the 1940 Act. In general, the Company establishes the certificate liability monthly in an amount equal to the principal due to certificateholders on outstanding certificates plus accrued but unpaid interest.

    The 1940 Act requires the Company to have capital stock in an amount not less than $250,000 and to keep on deposit, with a qualified custodian, certain kinds of investments having a value not less than $250,000 plus the amount of its certificate reserves.

    Most of its investments are on deposit pursuant to the terms of a custody agreement with U.S. Bank Trust N.A., a national banking association located in Minneapolis, Minnesota. The Company also maintains separate deposits as required by certain states. The custody agreement requires the Company to maintain investments on deposit with a value (calculated in accordance with the provisions of the 1940 Act) in excess of its reserves for outstanding certificate obligations. If the Company fails to make a required payment on a Certificate, the custodian is required, at the request of a Certificateholder, to make the payment from its investments.

                         CERTAIN FINANCIAL INFORMATION

    For information regarding the amounts of revenue, results of operations and assets attributable to its face-amount certificate business and significant events relating to its business see "Selected Financial Data" and "Management's Discussion and Analysis of Results of Operations and Financial Condition".

                                USE OF PROCEEDS

    The Company backs the Certificates by investing money received from the sale of Certificates and keeping the invested assets on deposit. The Company's investments are diversified and of generally high quality. The composition and quality of its investments is subject to change from time to time at its sole discretion, subject to requirements of the 1940 Act.

                                  INVESTMENTS

    Under provisions of the 1940 Act, we are permitted to invest our reserves only in assets that constitute "qualified investments" under the laws of the District of Columbia, and such other assets as the SEC may permit under the 1940 Act. Set out below is a summary of the types of investments in which we expect to invest, as well as a description of certain investment policies established by management and our Board of Directors.

TYPES OF INVESTMENTS

    We intend to invest our reserves, as well as the amount that we hold in excess of the reserves, primarily in the types of securities and other investments described below. Except as specifically noted, we may invest our reserves in such investments without limitation. In addition, except as specifically noted, the limitations described below apply only at the time of investment. The assets that we hold in excess of reserves are not subject to the limitations described below.

    BANK OBLIGATIONS. We may invest in CDs, bankers' acceptances, and other short-term debt obligations of banks. CDs are short-term obligations that commercial banks issue for a specified period of time and at a specified interest rate. Banker's acceptances are time drafts drawn on a commercial bank by a borrower, usually in connection with international commercial transactions.

    COMMERCIAL PAPER AND OTHER CORPORATE DEBT. We may invest in commercial paper issued by companies that meet the criteria for investment by life insurance companies under the laws of the District of Columbia ("qualified corporations"). Commercial paper consists of short-term unsecured promissory notes that qualified corporations issue to finance short-term credit needs. We also may invest in longer-term debt obligations of qualified corporations. We will not invest more than two percent of our reserves in any one issue of such obligations of any one qualified corporation. In addition, we do not intend to invest in any debt securities rated below investment grade by any nationally recognized statistical rating organization.

    EQUIPMENT RELATED INSTRUMENTS. We may invest in equipment trust certificates and similar instruments (collectively, "equipment related instruments") that are secured by transportation equipment (e.g., railroad cars, trucks, and airplanes) that has been sold or leased to a common carrier. Equipment related instruments are a means of financing the acquisition of equipment. A trustee, such as a bank, holds the title to the equipment, collects purchase or lease payments from the purchaser, and, in turn, makes principal and interest payments to the instrument holders for a specified term. In case of default, the trustee is authorized to sell the equipment to protect the instrument holders. We will not invest more than two percent of our reserves in any one issue of an equipment-related instrument by any one qualified corporation.

    MUNICIPAL SECURITIES. We may invest in various types of municipal securities, which are debt securities issued by a state, its political subdivisions, agencies, authorities, school districts, and other governmental instrumentalities for various public purposes, including, for example, the construction of public facilities, hospitals, highways, and schools. We will only invest in municipal securities that (i) represent direct and general obligations of the issuing governmental entity, or (ii) are payable from designated revenues pledged to the payment of the principal and interest on such securities.

    PREFERRED AND COMMON STOCK. We may invest in preferred and common stock of qualified corporations. Preferred stock has priority over common stock as to income and generally as to the assets of an issuer, but usually has limited voting rights. We may invest in the common stocks of qualified corporations whose debt and preferred stock, if any, also meet our criteria for investment. We will not invest more than one percent of our reserves in the preferred or common stock of any single qualified corporation.

    REAL ESTATE AND REAL ESTATE LOANS. We may invest directly in real estate or in real estate loans. We generally will only purchase or hold real estate if it is income producing. We may, however, also receive real estate in satisfaction of debts owed to us, and may improve or develop any real estate that we acquire. We will not invest or agree to invest in real estate if such investment would cause us to: (i) invest more than two percent of our reserves in real estate or improvements thereon during any period of 12 consecutive months; (ii) invest or hold more than five percent of our reserves in real estate or improvements thereon for the purpose of producing income; or (iii) hold more than ten percent of our reserves in real estate. We also may invest in real estate loans secured by a first lien on the real estate, PROVIDED such real estate is worth at least 33 1/3% more than the amount loaned.

    U.S. GOVERNMENT SECURITIES. We may invest in direct obligations of the U.S. Government ("U.S. Government securities"). These include bills (which have maturities of one year or less), notes (which have maturities of between 2 and 10 years), and bonds (which have maturities greater than 10 years) issued by the U.S. Treasury ("Treasury"). The market value of U.S. Government securities will fluctuate with changes in interest rate levels. Thus, if interest rates increase from the time the security was purchased, the market value of the security will decrease. Conversely, if interest rates decrease, the market value of the security will increase.

    U.S. GOVERNMENT AGENCY SECURITIES. We may invest in securities issued by certain federal agencies that are (i) backed by the full faith and credit of the United States, (ii) guaranteed by the Treasury, (iii) or are supported by the agency's right to borrow from the Treasury. Issuing agencies may include, for example, the Government National Mortgage Association ("GNMA" or Ginnie Mae"), Federal National Mortgage Association ("FNMA" or "Fannie Mae"), or Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac"). Although their close relationship with the U.S. Government is believed to make them high-quality securities with minimal credit risks, the U.S. Government is not obligated by law to support either FNMA or FHLMC.

INVESTMENT POLICIES

    The Company's management and the Board has established the investment policies set out below. Subject to the approval of the Company's sole shareholder, these policies may be changed at any time without Certificate owner approval.

    BORROWING. We may borrow money to a limited extent from banks (including the Company's custodian bank) as we deem necessary or appropriate to our business. We currently do not intend to borrow amounts equal to more than 25% of our total assets (including the amount borrowed). We will not buy securities on margin or sell securities short.

    COMMODITIES. We do not currently intend to engage in the purchase or sale of commodities.

    CONCENTRATION. Except as noted below, we will not invest more than 25% of our assets in the securities of issuers in any one industry. The foregoing limitation does not apply to investments in U.S. Government and U.S. Government agency securities, nor to real estate and real estate loans.

    LOANS. In addition to real estate loans, described above, we may make loans of varying terms to financial institutions and individuals in amounts up to 85% of the value of the securities pledged as collateral for the loans at the time we make the loans. The securities pledged as collateral must be of a type in which we can invest.

    PORTFOLIO TURNOVER. We will buy, sell, or hold our assets in the manner that we deem prudent, without regard to the impact on the turnover rate of our portfolio.

    SENIOR SECURITIES. We are restricted by law from issuing any securities other than face-amount certificates, common stock, and promissory notes or other paper related to our borrowings.

    UNDERWRITING SECURITIES. We do not intend to act as an underwriter of securities issued by other persons. We may, however, be deemed to be an underwriter when we purchase and later sell unregistered securities.
                            ------------------------

    To the extent that the above-described investments and investment policies differ from the investments made and policies followed prior to the Acquisition, the Company expects to effect changes over time to conform the composition of its investments to the Company's current investment policies. In any case, the Company's reserves supporting its outstanding Certificates must consist only of "qualified investments" under the 1940 Act.

MANAGEMENT OF SECURITIES INVESTMENTS

    Subject to the oversight of the Board, the Company's management is responsible for selecting and managing the Company's securities investments to ensure that the Company has, in cash or qualified investments, as that term is defined in Section 28(b) of the 1940 Act, assets having an aggregate value not less than that required by applicable law. Qualified investments are defined as those investments which life insurance companies are permitted to invest in or hold under provisions of the Insurance Code of the District of Columbia. Management also is responsible for placing orders for the purchase and sale of the Company's securities investments with brokers and dealers. The Company may in the future engage one or more investment advisers to assist the Company in the management of its securities investments.

REAL ESTATE LOAN PORTFOLIO

    The Company's investments in mortgage notes are managed by the Company's wholly-owned subsidiary, Atlantic Capital Funding Corporation ("ACFC"). ACFC performs underwriting and closing services for the Company, which acquires notes from ACFC. ACFC may originate and process real estate loans directly as well as offer its loan programs to outside mortgage brokers and bankers on a wholesale basis. In the latter case, outside brokers will originate and process loans and ACFC will underwrite and close the loans that meet its investment requirements. ACFC may enter into agreements with select outside mortgage brokers, bankers and mortgage loan servicing companies to service certain types of mortgages that may require special servicing treatment because of various factors, such as the unique features of the underlying real estate or the credit quality of the borrowers.

PERFORMANCE

    From time to time, the Company may quote current and historical yields on its Certificates in advertisements and in sales literature. The availability of the current yields quoted will depend on when you purchase your Certificate, how much you invest, and the Guarantee Period you select. Quotations of historical yields are not indicative of future yields. The Company also may compare its yield to those offered by competing products, such as CDs and Treasuries, as well as other fixed income securities.

                          HOW TO PURCHASE CERTIFICATES

    You may purchase Certificates through one of the methods described below. You must complete an application and submit it, along with payment at the time of purchase. THE COMPANY RESERVES THE RIGHT TO ACCEPT OR REJECT ANY APPLICATION AT ITS SOLE DISCRETION.

THROUGH THE COMPANY

    BY MAIL. You may purchase Certificates directly from the Company by mailing a completed application together with a check, to our Administrative Office. Your envelope should be addressed: SBM Certificate Company, 100 North Minnesota Street, 2nd Floor, New Ulm, MN 56073.

    BY WIRE. You may also wire payments for Certificates from your financial institution to the Company's wire receiving bank account. Before wiring funds, please notify Client Services at 1-888-749-4353 to advise the Company of your investment and to receive instructions as to how and where to wire your investment funds.

    The minimum amount you may wire is $1,000. Please remember to return your completed application to Client Services at the address above. A copy of the application must coincide with your wire funds that day. On the day you wire funds you may fax the copy of your application to the Company at 507-354-9548. The original application must be delivered to the Company within three business days following the transaction to ensure the Effective Date of your Certificate.

THROUGH AUTHORIZED SELLERS

    You may purchase Certificates through broker-dealers that have selling agreements with the Company. Broker-dealers will receive compensation that is not expected to exceed 6% of the amount of the purchase payment for a Certificate. Please call Client Services at 1-888-749-4353 to find out if your broker-dealer is on the Company's list of authorized sellers. Any compensation to authorized sellers is paid by the Company's general fund, so that all of your money will be invested in your Certificate.

AFFINITY GROUPS

    From time to time, the Company may seek to introduce Certificates to members of affinity groups, including service organizations, non-profit associations, and other types of membership organizations (collectively, "affinity groups") through various programs including the Company's Partners in Philanthropy program. Although affinity groups are not permitted to sell Certificates, they may provide the Company with mailing lists and other information to enhance the marketing of Certificates to their members. For their cooperation, the Company may compensate affinity groups an amount that is mutually agreed upon. Please call Client Services at 1-888-749-4353 for the current list of affinity groups with whom the Company has arrangements.

INVESTMENT AMOUNTS

    For an explanation of the minimum and maximum investments in each type of Certificate, see "Description of the Certificates." Certain additional restrictions may apply if you use the Certificates to fund your Individual Retirement Account ("IRA") or other qualified retirement plan account.

CANCELING YOUR ORDER

    You can, without incurring a withdrawal charge or other penalty, cancel your investment in a Certificate within five business days after the date on which you purchased your Certificate. Simply call or write Client Services at the same telephone number or address as indicated above. You will not earn any interest on Certificates that you cancel under this provision. The Company will send a refund check to you within 30 days of your cancellation request.

APPLICATION ACCEPTANCE

    All applications to purchase Certificates are subject to the Company's acceptance or rejection in its sole discretion. If your application to purchase a Certificate is accepted, you will receive a confirmation of such acceptance. You will also receive an annual statement reflecting all account activity. The Company does not issue paper certificates to evidence the purchase of Certificates. Instead, your Certificate purchase is registered with the Company in book registration form, thereby relieving you of the responsibility for the safekeeping of paper certificates and the need to deliver them to the Company upon redemption. Please refer to our Face-Amount Certificate Confirmation Statement for terms and conditions and detailed information about your Certificate. The date we accept your application at our Administration Office and have received cleared funds is the "Effective Date" of your Certificate.

                         ABOUT SBM CERTIFICATE COMPANY

HISTORY

    SBM MN was incorporated in Minnesota in June 1990 to assume the face-amount certificate business of SBM Company ("SBM") which began in 1914. ARM purchased most of the assets of SBM in June 1995 and continued the issuance of face-amount certificates. As a result of the Acquisition, the Company has assumed the obligations of SBM MN's outstanding face-amount certificates and now is the issuer of face-amount certificates that trace their origin to the early 1900s.

    The Stock Purchase Agreement and related transactions were part of the proceedings involved in a voluntary petition for relief under Chapter 11 of the Bankruptcy Code filed on

December 10, 1999 to the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") by ARM. The Stock Purchase Agreement, ultimate purchase of SBM MN by 1st Atlantic (through State Bond) and dividend paid to ARM, among other transactions, were approved by the Bankruptcy Court.

    On December 17, 2000, 1st Atlantic contributed its 100% ownership of ACFC to the Company. ACFC manages the Company's investments mortgage notes and provides related mortgage services, as described earlier.

BUSINESS

    The Company is a face-amount certificate company registered under the 1940 Act. Its sole business is issuing and servicing fixed-rate face-amount certificates. A face-amount certificate is an obligation of the issuer to pay a face, or principal, amount, plus specified interest, to the holder of the certificate. Under the Certificates, the face amount may be paid at the end of a Certificate's Guarantee Period or at its Maturity Date. Lesser amounts are paid at such times if all or part of an investment in the Certificate is withdrawn prior to maturity or the end of any Guarantee Period. Interest, as described above, may be paid quarterly or annually, or may be compounded.

    The Company currently offers four series of single-payment investment Certificates. The Company's face-amount certificate operations include issuance of single-payment certificates and the servicing of outstanding single-payment and installment certificates, the investment of related funds, and other related service activities.

    The Company's gross income is derived primarily from the margin between earnings on its investments and amounts paid or credited on its fixed rate Certificate liability ("investment spread"). The Company's net income is determined by deducting investment and other expenses and federal income taxes. The investment spread is affected principally by general economic conditions, government monetary policy, the policies of regulatory authorities that influence market interest rates, and the Company's ability to respond to changes in such rates. Changes in market interest rates may have a negative impact on its earnings. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors".

    State Bond provides the Company with management, marketing and administrative services pursuant to an Administrative Services Agreement dated as of July 19, 2000 between the Company and its parent, State Bond. See "Relationship with State Bond and Affiliates."

COMPETITION

    The Company's face-amount certificate business competes in general with various types of individual savings products which offer a fixed rate of return on investors' money, especially insurance, bank and thrift products. Some of these other products are insured by governmental agencies or funds or private third parties. For example, banks and thrifts typically have federal deposit insurance covering monies deposited with them. The Company's Certificates are not guaranteed or insured by any governmental agency or fund or independent third party but are supported by reserves we are required to maintain by law. The Company's ability to offer competitive interest rates, attractive terms, and efficient service are its primary basis for meeting competition. American Express Certificate Company (formerly IDS Certificate Company) is the Company's main competitor in the issuance of face-amount certificates.

EMPLOYEES

    The Company currently has no employees, other than its officers who are compensated for their services to the Company under the terms of the Administrative Services Agreement with State Bond.

CAPITAL STRUCTURE

    The Company has 10,000,000 shares of authorized common stock, $1 par value, of which 250,000 shares are currently issued and outstanding. State Bond owns all of the Company's issued and outstanding shares.

REGULATION

    Like many financial service companies which offer investment opportunities to the public, the Company is subject to governmental regulation. In particular, the 1940 Act and rules issued by the SEC specify certain terms for face-amount certificates, the method for calculating reserve liabilities on outstanding certificates, the minimum amounts and types of investments to be deposited with a qualified custodian to support such reserve liabilities, and a variety of other restrictions. See "Description of the Certificates," "Reserves and Deposits with Custodian" and Note K of Notes to Consolidating Financial Statements of the Company.

    The Company is not a bank, broker-dealer or insurance company. THE CERTIFICATES ARE NOT BANK PRODUCTS, EQUITY INVESTMENTS, ANNUITIES OR LIFE INSURANCE, AND ARE NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY OR FUND OR PRIVATE THIRD PARTY.

DESCRIPTION OF PROPERTY

    The Company's executive offices (the "Corporate Offices") are located at 5101 River Road, Suite 101, Bethesda, Maryland. The main telephone number for the Corporate Offices is (301) 656-4200. The Corporate Offices are the primary location for State Bond's and the Company's investment, accounting, corporate accounting, and marketing activities and various support personnel. These offices are leased by State Bond which makes them available to the Company under the Administrative Services Agreement.

LEGAL PROCEEDINGS

    The Company is not a party to, nor is any of its property the subject of, any material pending legal proceedings, other than ordinary litigation routine to its business.

                        EXECUTIVE OFFICERS AND DIRECTORS

    Certain information about the Company's directors and officers, including their principal occupations for the past five years, is set out below. Members of the Board who are considered "interested persons" of the Company under the 1940 Act are indicated by an asterisk (*). The Company's directors and officers, other than directors who are not interested persons of the Company, serve in such capacities without compensation. Officers are appointed annually at the annual meeting of the Company's Board of Directors.

    The individuals named below became officers and directors of the Company in May 2000, upon the organization of the Company, except that Donald N. Briggs became a director in August 2000, and Eric M. Westbury became President of the Company in December 2000.

                            POSITIONS WITH
NAME AND AGE                 THE COMPANY    PRINCIPAL OCCUPATIONS DURING THE PAST FIVE YEARS
------------                --------------  ------------------------------------------------
John J. Lawbaugh (31)*....  Chairman of     Executive Vice President, 1st Atlantic Guaranty
                            the Board,        Corporation (face-amount certificate company,
                            Chief             President until December 2000); President,
                            Executive         State Bond & Mortgage Company, L.L.C. (Since
                            Officer, and      May 2000); prior to that, President, Atlantic
                            Treasurer         Capital Funding Corporation (commercial and
                                              residential mortgage banking); President,
                                              Atlantic Pension & Trust (private pension fund
                                              management).

Iraline G. Barnes (53)....  Director        Special Counsel, Roseman & Colin (since 1999);
                                              Prior to that, Senior Judge, DC

                            POSITIONS WITH
NAME AND AGE                 THE COMPANY    PRINCIPAL OCCUPATIONS DURING THE PAST FIVE YEARS
------------                --------------  ------------------------------------------------
                                              Superior Court; Prior to that, Vice President
                                              of Corporate Relations, Potomac Electric Power
                                              Co.

Kumar Barve (42)..........  Director        Delegate to the State Senate, Maryland; Prior to
                                              that, Accountant/Chief Financial Officer,
                                              Environmental Management Services, Inc.
                                              (Hazardous Waste Disposal and Environmental
                                              Consulting)

Donald N. Briggs (57).....  Director        President, Principal Owner of Briggs
                                              Associates, Inc. (Real Estate Appraisal and
                                              Consultants) since 1974. President, Emmitsburg
                                              Business and Professional Association.
                                              Director, County Family Planning Center,
                                              Emittsburg, MD. Director, Catoctin Land Trust.

Nancy Hopkinson (59)......  Director        Currently Retired (since 1996); prior to that,
                                              Teacher and School Administrator, Montgomery
                                              County Public Schools (Maryland)

Brian Murphy (57)*........  Director        Partner, Griffin, Griffin, Tarby & Murphy, LLP
                                              (law firm)

Brian P. Smith (47)*......  Director and    Vice President, 1st Atlantic Guaranty
                            Secretary         Corporation; prior to that, Operations
                                              Manager, Atlantic Capital Funding Corporation;
                                              Operations Manager, Atlantic Pension & Trust
                                              (private pension fund management); Operations
                                              Manager, Enterprise Network Applications
                                              (computer software company)

Marialice B. Williams       Director        President of Risk Mitigation Strategists;
  (55)....................                    Chairman, D.C. Housing Finance Agency;
                                              Chairman, Advisory Committee of WPFW (89.3FM)
                                              Radio; Prior to that, Director, Capital
                                              Markets section of the Multifamily Division of
                                              Federal National Mortgage Association. (from
                                              1989-1998)

                            POSITIONS WITH
NAME AND AGE                 THE COMPANY    PRINCIPAL OCCUPATIONS DURING THE PAST FIVE YEARS
------------                --------------  ------------------------------------------------
Eric M. Westbury (37).....  President       President, State Bond & Mortgage Company, L.L.C.
                                              (since December 2000, Executive Vice President
                                              before that from November 1999); Executive
                                              Vice President, 1st Atlantic Guaranty
                                              Corporation (since November 1999); prior to
                                              that, President and Chief Operating Officer of
                                              The Washington Development Group (private real
                                              estate development and management company),
                                              from September 1997 through November 1999.
                                              Prior to that, Vice-President, Market
                                              Executive (commercial and retail banking)
                                              First Union National Bank, Washington, DC.

BOARD OF DIRECTORS

    The Board of Directors is responsible for the overall management of the Company's business. Directors are elected annually at the Company's annual meeting of shareholders. Each Director who is not an interested person of the Company receives an annual retainer of $500, plus a $750 fee for each regular or special Board meeting he or she attends. The Directors also receive reimbursement for their expenses incurred in attending any meeting of the Board. The Board generally meets quarterly.

AUDIT COMMITTEE

    The members of the Audit Committee consult with the Company's independent auditors if the auditors deem it desirable, and meet with the Company's independent auditors at least once annually to discuss the scope and results of the annual audit of the Company and such other matters as the Committee members deem appropriate or desirable. Directors Barnes, Barve and Williams are members of the Audit Committee.

                  RELATIONSHIP WITH STATE BOND AND AFFILIATES

    Pursuant to the Administrative Services Agreement dated as of July 19, 2000, State Bond provides administrative services to the Company. Under the terms of that Agreement, State Bond makes available certain of its property, equipment and facilities to the Company for use in its business operations. State Bond also provides the Company with certain administrative and special services, including personnel and furnishes or otherwise makes available accounting, auditing and legal services to the Company. The Company's officers also are officers of State Bond. The annual charge to the Company for the services and facilities provided by State Bond is 2% of the Company's average certificate liability balances. At no time, however, may the charge cause the Company to have assets of less than the total of the qualified investments and capital stock required under the 1940 Act. State Bond waived its fees due under the Administrative Services Agreement through September 30, 2000. For the last quarter of 2000 a fee of $112,223 was charged to the Company of which $40,289 remained payable at December 31, 2000. State Bond's parent, 1st Atlantic, is wholly owned by John J. Lawbaugh and Brian P. Smith, officers and Directors of the Company.

    In connection with the Acquisition, certain dividend payments were made by the Company to its former, and to its current, parent as described in Note A of the Notes to Consolidating Financial Statements. Also, from time-to-time the Company makes dividend payments to its parent, State Bond, which, in turn may make dividend payments to 1st Atlantic, State Bond's parent.

                              INDEPENDENT AUDITORS

    The Company's financial statements included herein at December 31, 2000, and for the year then ended, have been audited by Reznick Fedder & Silverman, and SBM MN's financial statements included herein at December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, have been audited by Ernst & Young LLP, as set forth in their respective reports appearing elsewhere herein. These financial statements are included in reliance on such reports given upon the authority of such firm as experts in accounting and auditing.

                            SELECTED FINANCIAL DATA

    The following table contains selected financial data of the Company for the five years ended December 31, 2000. The financial data was derived from the Company's audited financial statements. The reports of Reznick Fedder & Silverman, independent auditors, with respect to the year ended December 31, 2000, and of Ernst & Young LLP, independent auditors, with respect to the two years ended December 31, 1999, appear elsewhere herein. Ernst & Young LLP also audited the 1997 and 1996 financial statements of the Company's predecessor. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, related notes, and other financial information included in this Prospectus.

                                                             YEAR ENDED DECEMBER 31
                                              ----------------------------------------------------
                                                2000       1999       1998       1997       1996
                                              --------   --------   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Total investment income.....................  $ 1,559    $ 2,292    $ 2,827    $ 3,922    $ 4,290
Interest credited on certificate reserves...   (1,769)    (1,615)    (2,063)    (2,795)    (2,822)
Net investment spread.......................     (210)       677        763      1,138      1,468
Total investment and other expenses.........      528       (370)      (576)      (755)      (815)
Federal income tax (expense) benefit........       --        102        (54)      (124)      (238)
Net investment income (loss)................     (738)       409        134        259        415
Net realized investment gains (losses)......     (439)      (373)      (103)      (164)       317
Net income (loss)...........................   (1,177)        36         31         95        732
Earnings (loss) per share*..................     (4.7)      0.14       0.12       0.38       2.93

BALANCE SHEET DATA (END OF PERIOD)
Total assets................................  $22,014    $34,285    $39,354    $60,270    $55,726
Total liabilities...........................   21,223     30,117     34,068     45,127     50,186
Shareholder's equity........................      791      4,168      5,028      4,982      5,064

------------------------

*   Earnings (loss) per share based on 250,000 shares issued and outstanding.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The discussion and analysis of financial condition and results of operations for 1999 compared to 1998, as set forth under this caption is based on the discussion and analysis of management prior to the Acquisition as included in SBM MN's Annual Report on Form 10-K for the year ended December 31, 1999. The term "Company" should be read as SBM MN as the context and time period requires.

RESULTS OF OPERATIONS

2000 COMPARED WITH 1999

    The Company's earnings are derived primarily from the after tax-yield on invested assets less investment expenses and interest credited on certificate reserve liabilities. Changes in earnings' trends occur largely due to changes in the rates of return on investments and the rates of interest credited to the accounts of certificate holder. Likewise, changes in the make-up of taxable and tax-advantaged investments will impact the Company's investment portfolio.

    During 2000, total assets decreased $12,271,306, while certificate liability decreased $9,190,058. The decrease in total assets and the certificate liability is primarily due to maturities, redemptions and early surrenders of certificates exceeding certificate sales. (See the discussion in the last paragraph of this discussion of the results of operation for 2000 compared to 1999 in this connection.) The $6,513,805 of dividends paid by SBM MN and SBM MD, resulting primarily from the Acquisition, also significantly impacted total assets.

    The Company had net income (loss) of ($1,176,577) and $36,143 for the years ended December 31, 2000 and 1999 respectively. Net loss for 2000 stemmed from the net investment loss of $738,007 and net realized investment loss of $438,570. Net income for 1999 consisted of net investment income of $408,623 and net realized investment losses of $372,530.

    Net investment loss (excluding net realized investment gains and losses) in 2000 was $738,007 compared to net investment income of $408,673 for 1999. The decrease in net investment income was a result of materially diminished certificate sales and a decrease in investments held as a result of redemptions of certain investments. Certificate sales generate the funds needed to purchase various investments that can generate excess investment income over expenses, as well as to serve as qualified investments.

    Net investment spread, which is the difference between investment income and interest credited on certificate liability, decreased to ($0.2) million during 2000 from $0.7 million in 1999. These amounts reflect net investment spread of 1.15% and 1.20% during 2000 and

1999, respectively, between the Company's investment yield on average cash and investments and the average rate credited on certificate reserves.

    The Company's investment income decreased to $1.6 million from $2.3 million for 2000 and 1999, respectively. These amounts represent investment yields of 6.20% and 6.20% on average cash and investments of $26.8 million and $36.9 million for 2000 and 1999, respectively. The decrease in investment income is primarily attributable to a lower amount of securities investments in 2000 as compared to 1999.

    Interest credited on certificate liability was $1.7 million and $1.6 million for 2000 and 1999, respectively. These amounts represent average rates of 5.37% and 5.00% on average certificate liability of $25.2 million and $32.3 million for 2000 and 1999, respectively. The majority of the Company's outstanding face-amount certificates are fixed-rate three-year contracts.

    The Company monitors credited interest rates for new and renewal issues against competitive products, mainly bank certificates of deposit. Credited interest rate adjustments (up or down) on new certificates are made as the Company deems necessary. New and renewal contracts issued during 2000 have crediting rates that are generally lower than contracts that matured during that period, resulting in the overall decrease in the average crediting rate.

    Investment and other expenses were $527,876 and $369,825 for 2000 and 1999, respectively. The increase in investment and other expenses is primarily attributable to the costs relating to the Acquisition.

    Net realized investment losses (net of gains) were $438,570 and $372,530 for 2000 and 1999, respectively. Realized investment losses for 2000 are due to the sale of securities as required of SBM MN in the Acquisition transaction. Other realized investment gains and losses were primarily interest-rate related and attributable to the asset/liability management strategies of the Company. Fixed maturities and equity securities (i.e., non-redeemable preferred stock) classified as available-for-sale are sold during rising and falling interest rate environments which can result in period-to-period swings in interest-rate related realized investment gains and losses as well.

    In the event that the Company experiences higher than historical levels of certificate surrenders, the Company might need to liquidate investments other than in accordance with its normal asset/liability management strategy and, as a result, the Company could experience substantial realized investment losses.

    Certificate liabilities decreased $9.2 million or 30.5% during 2000, as maturities and surrenders exceeded sales and renewals. The decrease is attributable to SBM MD's policy not to renew outstanding Certificates and its inability to sell new Certificates after April 30,

2000. This was due to SBM MN's decision not to update its prospectus for use in continuing the offer and sale of Certificates after that date. The Acquisition did not close until July 19, 2000, after which the Company filed amendments to the registration statement that required review by the SEC. The Company began the resumption of certificate sales in early 2001. For certificates reaching their maturity date during 2000 and 1999, 34% and 66%, respectively, were renewed.

1999 COMPARED WITH 1998

    During 1999, net income was $36,143 compared to $30,643 in 1998. The increase was primarily attributable to an increase in net investment income partially offset by an increase in net realized investment losses.

    Net investment income (net income excluding net realized investment gains and losses) was $408,673 and $133,733 for 1999 and 1998, respectively. The increase in net investment income was primarily attributable to a decrease in real estate expenses (due to the sale of real estate in 1998), and lower investment and other expenses.

    Net investment spread, which is the difference between investment income and interest credited on certificate liability, decreased to $0.7 million during 1999 from $0.8 million in 1998. These amounts reflect net investment spread of 1.20% and 1.12% during 1999 and 1998, respectively, between the Company's investment yield on average cash and investments and the average rate credited on certificate liability.

    The Company's investment income decreased to $2.3 million from $2.8 million for 1999 and 1998, respectively. These amounts represent investment yields of 6.20% and 6.46% on average cash and investments of $36.9 million and $43.8 million for 1999 and 1998, respectively. This decrease in annualized investment yield on cash and investments was primarily attributable to the Company investing in lower yielding securities during 1999 compared to 1998.

    Interest credited on certificate liability was $1.6 million and $2.1 million for 1999 and 1998, respectively. These amounts represent average rates of interest credited of 5.00% and 5.30% on average certificate liability of $32.3 million and $38.7 million for 1999 and 1998, respectively. The majority of the Company's outstanding face-amount certificates are fixed-rate three year contracts. The Company monitors credited interest rates for new and renewal issues against competitive products, mainly bank certificates of deposit. Credited interest rate adjustments (up or down) on new certificates are made as the Company deems necessary. New and renewal contracts issued during 1999 have crediting rates that are generally lower than contracts that matured during that period, resulting in the overall decrease in the average crediting rate.

    Investment and other expenses were $369,825 and $575,823 for 1999 and 1998, respectively. The decrease in investment and other expenses is primarily attributable to a decrease in management and investment advisory fees, deferred acquisition cost amortization and renewal commissions, and real estate expenses in 1999 of $53,093, $85,316 and $87,813, respectively, compared to 1998.

    Realized investment losses (net of gains) were $470,507 and $152,977 for 1999 and 1998, respectively. Realized investment losses for 1998 include a loss of $178,795 related to the write-down to fair value and subsequent sale of the Company's real estate investment. Other realized investment gains and losses were primarily interest-rate related and attributable to the asset/liability management strategies of the Company. Fixed maturities and equity securities (i.e., non-redeemable preferred stock) classified as available-for-sale are sold during rising and falling interest rate environments which can result in period-to-period swings in interest-rate related realized investment gains and losses.

    In the event that the Company experiences higher than historical levels of certificate surrenders, the Company might need to liquidate investments other than in accordance with its normal asset/liability management strategy and, as a result, the Company could experience substantial realized investment losses.

    Certificate reserves decreased $4.0 million or 11.6% during 1999, as maturities and surrenders exceeded sales and renewals. The Company believes a factor leading to the decrease was the modest increase in intermediate-term market interest rates in 1999, which enhanced the attractiveness of competing products, such as money market funds and bank certificates of deposit. For certificates reaching their maturity date during 1999 and 1998, 66% and 61%, respectively, were renewed.

ASSET PORTFOLIO REVIEW

    The Company invests in securities with fixed maturities with the objective of providing reasonable returns while limiting liquidity and credit risks. The Company's investments in fixed maturities were 100% investment grade as of December 31, 2000 and 1999, respectively. Investment grade securities are those classified as 1 or 2 by the National Association of Insurance Commissioners, or where such classifications are not available, securities are classified by a nationally recognized statistical rating organization (i.e., Standard & Poor Corporation's rating of BBB- or above). Additionally, the Company's investment portfolio includes mortgage loans and equity securities. As of December 31, 2000, the Company held no securities that had defaulted on principal or interest payments, but had two mortgage notes receivable that were in default of scheduled payment. Each of these mortgage notes is secured by improved real estate with a market value that, in the Company's opinion, exceeds the amounts due under the notes.

    Fixed maturities include mortgage-backed and asset-backed securities, corporate securities, U.S. Treasury securities and other government obligations. Mortgage-backed securities ("MBSs"), which include pass-through securities and collateralized mortgage obligations ("CMOs"), totaled $8.8 million at December 31, 2000, representing 41.6% of total qualified assets (30.1% at December 31, 1999). MBSs, including CMOs, are subject to risks associated with prepayments of the underlying mortgage loans. Prepayments cause these securities to have actual maturities different from those expected at the time of purchase. The degree to which a security is susceptible to either an increase or decrease in yield due to prepayment speed adjustments is influenced by the difference between its amortized cost and par, the relative sensitivity of the underlying mortgages backing the assets to prepayments in a changing interest rate environment and the repayment priority of the securities in the overall securitization structure. Prepayment sensitivity is evaluated and monitored, giving full consideration to the collateral characteristics, such as weighted average coupon rate, weighted average maturity and the prepayment history of the specific loan pool. Additionally, the Company routinely projects the various terms of its liabilities and assets cash flows to monitor the level of liquidity for maturing face-amount certificates.

    Based on the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company currently classifies its fixed maturity and equity securities as available-for-sale. Such securities are carried at fair value and changes in fair value, net of related deferred income taxes, are charged or credited directly to shareholder's equity. Fluctuations in interest rates during 2000 resulted in unrealized gains of $891,684 at December 31, 2000 compared to unrealized losses of $825,522 at December 31, 1999. Volatility in reported shareholder's equity occurs as a result of the application of SFAS No. 115, which requires some assets to be carried at fair value while other assets and all liabilities are carried at historical values. As a result, adjusting the shareholder's equity for changes in the fair value of the Company's fixed maturities and equity securities without reflecting offsetting changes in the value of the Company's liabilities or other assets creates volatility in reported shareholder's equity but does not reflect the underlying economics of the Company's business.

LIQUIDITY AND FINANCIAL RESOURCES

    As of December 31, 2000, the Company had $1.2 million of qualified assets in excess of the minimum amount required by the 1940 Act and the rules and regulations promulgated thereunder by the SEC, as computed in accordance with
Section 28(b) of the 1940 Act.

    The primary liquidity requirement of the Company relates to its payment of certificate maturities and surrenders. The principal sources of cash to meet such liquidity requirements are investment income and proceeds from maturities and redemptions of investments.

    At December 31, 2000, cash and cash equivalents totaled $3.5 million, a decrease of $10.9 million from December 31, 1999. The Company's aim is to manage its cash and cash equivalents position so as to satisfy short-term liquidity needs. In connection with this management of cash and cash equivalents, the Company may invest idle cash in short duration fixed maturities to capture additional yield when short-term liquidity requirements permit.

    Cash flows of ($1.2) million, $2.1 million and $2.2 million were generated from (used in) operating activities in 2000, 1999 and 1998, respectively. These cash flows resulted principally from investment income, less management and investment advisory fees, commissions paid and, in 2000, investments in mortgage notes held for sale. Proceeds from sales, redemptions and maturities of investments generated $6.4 million, $37.0 million, and $50.1 million in cash flows during 2000, 1999 and 1998, respectively, which were offset by purchases of investments of $.3 million, $22.5 million and $49.3 million, respectively.

                            ------------------------

    Managing interest rates between those earned on the Company's investments and those paid under its face-amount certificates is fundamental to the Company's investment decisions. Both rates are sensitive to changes in the general level of interest rates in the economy, as well as to competitive factors in the case of the certificates. In addition to standard methods used to analyze interest rate sensitivity, the Company regularly analyzes the potential impact of a range of different interest rate models. These provide "benchmarks" for assessing the impact on Company earnings if rates move higher or lower than the expected targets set in the Company's investment guidelines.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report................................     F-2
Report of Independent Auditors..............................     F-3
Financial Statements
    Consolidating Balance Sheets as of December 31, 2000....     F-4
    Balance Sheet as of December 31, 1999...................     F-5
    Consolidating Statement of Operations and Comprehensive
      Income (Loss) for year ended December 31, 2000........     F-6
    Statements of Operations and Comprehensive Income (Loss)
      for years ended December 31, 1999 and 1998............     F-7
    Consolidating Statement of Shareholder's Equity for year
      ended
        December 31, 2000...................................     F-8
    Statement of Shareholder's Equity for years ended
      December 31, 1999 and 1998............................     F-9
    Consolidating Statement of Cash Flows for year ended
      December 31, 2000.....................................    F-10
    Statements of Cash Flows for years ended December 31,
      1999 and 1998.........................................    F-12
    Notes to Consolidating Financial Statements for year
      ended December 31, 2000...............................    F-13

                          INDEPENDENT AUDITORS' REPORT

To the Shareholder and Board of Directors
SBM Certificate Company

    We have audited the accompanying consolidating balance sheet of SBM Certificate Company and Subsidiary as of December 31, 2000, and the related consolidating statements of operations and comprehensive income (loss), shareholder's equity, and cash flows for the year then ended. These consolidating financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidating financial statements based on our audit. The financial statements of SBM Certificate Company (formerly SBM Certificate Company, a Minnesota Corporation) as of December 31, 1999 and for each of the years in the two-year period ended December 31, 1999, were audited by other auditors whose report, dated March 31, 2000, except for the second paragraph of Note A, as to which the date is July 19, 2000, expressed an unqualified opinion.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidating financial statements referred to above present fairly, in all material respects, the financial position of SBM Certificate Company and Subsidiary at December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Reznick Fedder & Silverman

Bethesda, Maryland
March 22, 2001

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
SBM Certificate Company (Minnesota)

    We have audited the accompanying balance sheet of SBM Certificate Company (Minnesota) as of December 31, 1999, and the related statements of operations, shareholder's equity, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SBM Certificate Company (Minnesota) at December 31, 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                               ERNST & YOUNG LLP

Louisville, Kentucky
March 31, 2000
Except for the second paragraph of Note A, as to which the date is July 19, 2000

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                          CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 2000

                                                         SBM CERTIFICATE   ATLANTIC CAPITAL   ELIMINATING
                                                             COMPANY        FUNDING CORP.       ENTRIES       TOTALS
                                                         ---------------   ----------------   -----------   -----------
Qualified assets
  Cash and investments
    Investments in securities of unaffiliated issuers
      Fixed maturities, available-for-sale,
        at fair value (amortized cost: $13,375,369)....    $13,001,000        $       --      $       --    $13,001,000
      Equity securities, at fair value
        (cost: $161,772)...............................        200,663                --              --        200,663
      Mortgage notes held for sale.....................      2,816,735           273,883              --      3,090,618
    Mortgage notes held for investment.................        375,000           352,732              --        727,732
    Escrows............................................        250,000                --              --        250,000
    Certificate loans..................................        110,069                --              --        110,069
    Cash and cash equivalents..........................      2,469,737         1,000,891              --      3,470,628
                                                           -----------        ----------      -----------   -----------
      Total cash and investments.......................     19,223,204         1,627,506              --     20,850,710
                                                           -----------        ----------      -----------   -----------
  Receivables
    Dividends and interest.............................         99,421                --              --         99,421
    Escrow receivable..................................        266,482                --              --        266,482
                                                           -----------        ----------      -----------   -----------
      Total receivables................................        365,903                --              --        365,903
                                                           -----------        ----------      -----------   -----------
      Total qualified assets...........................     19,589,107         1,627,506              --     21,216,613
Other assets
  Related party receivable.............................             --             1,000          (1,000)            --
  Computer software....................................         68,003                69              --         68,072
  Investment in subsidiary.............................      1,572,958                --      (1,572,958)            --
  Goodwill, net of accumulated amortization of
    $18,143............................................        635,006                --              --        635,006
  Deferred acquisition costs...........................         80,436                --              --         80,436
  Other assets.........................................         13,466                --              --         13,466
                                                           -----------        ----------      -----------   -----------
      Total assets.....................................    $21,958,976        $1,628,575      $(1,573,958)  $22,013,593
                                                           ===========        ==========      ===========   ===========
Liabilities
  Certificate liability................................    $20,926,628        $       --      $       --    $20,926,628
  Accounts payable and other liabilities...............        239,743             2,197              --        241,940
  Related party payable................................          1,000            53,420          (1,000)        53,420
                                                           -----------        ----------      -----------   -----------
      Total Liabilities................................     21,167,371            55,617          (1,000)    21,221,988
                                                           -----------        ----------      -----------   -----------
Shareholder's equity
  Common stock, $1 par value; 10,000,000 shares
    authorized; 250,000 shares issued and
    outstanding........................................        250,000                --              --        250,000
  Common stock, $2 par value; 10,000 shares authorized;
    10,000 shares issued and outstanding...............             --            20,000         (20,000)            --
  Additional paid-in capital...........................      1,676,457         1,553,957      (1,553,957)     1,676,457
  Accumulated comprehensive income, net of taxes.......        891,684                --              --        891,684
  Retained earnings (deficit)..........................     (2,026,536)             (999)            999     (2,026,536)
                                                           -----------        ----------      -----------   -----------
      Total shareholder's equity.......................        791,605         1,572,958      (1,572,958)       791,605
                                                           -----------        ----------      -----------   -----------
      Total liabilities and shareholder's equity.......    $21,958,976        $1,628,575      $(1,573,958)  $22,013,593
                                                           ===========        ==========      ===========   ===========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            SBM CERTIFICATE COMPANY
                                 BALANCE SHEET
                               DECEMBER 31, 1999

Qualified assets
  Cash and investments
    Investments in securities of unaffiliated issuers
      Fixed maturities, available-for-sale, at fair value
        (amortized cost: $19,886,594).......................  $18,998,215
      Equity securities, at fair value (cost: $290,688).....      353,545
    Certificate loans.......................................      124,933
    Cash and cash equivalents...............................   14,407,479
                                                              -----------
      Total cash and investments............................   33,884,172
                                                              -----------
  Receivables
    Dividends and interest..................................      180,962
    Receivable for investment securities sold...............       53,997
                                                              -----------
      Total receivables.....................................      234,959
                                                              -----------
      Total qualified assets................................   34,119,131
                                                              -----------
Other assets
  Deferred acquisition costs................................      150,400
  Other assets..............................................       15,368
                                                              -----------
      Total assets..........................................  $34,284,899
                                                              ===========
Liabilities
  Certificate liability.....................................  $30,116,686
                                                              -----------
      Total liabilities.....................................   30,116,686
                                                              -----------
Shareholder's equity
  Common stock, $1 par value; 1,000,000 shares authorized;
    250,000 shares issued and outstanding...................      250,000
  Additional paid-in capital................................    3,050,000
  Accumulated other comprehensive loss from net unrealized
    gains and losses on available-for-sale securities.......     (825,522)
  Retained earnings.........................................    1,693,735
                                                              -----------
      Total shareholder's equity............................    4,168,213
                                                              -----------
      Total liabilities and shareholder's equity............  $34,284,899
                                                              ===========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY
     CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                          YEAR ENDED DECEMBER 31, 2000

                                       SBM CERTIFICATE   ATLANTIC CAPITAL   ELIMINATING
                                           COMPANY        FUNDING CORP.       ENTRIES       TOTALS
                                       ---------------   ----------------   -----------   -----------
Investment income
  Interest and dividend income from
    securities.......................    $ 1,473,164          $  --            $ --       $ 1,473,164
  Other investment income............         48,664             --              --            48,664
  Loss from investment in
    subsidiary.......................           (999)            --             999                --
  Mortgage interest income...........         36,975             --              --            36,975
                                         -----------          -----            ----       -----------
    Total investment income..........      1,557,804             --             999         1,558,803
                                         -----------          -----            ----       -----------
Investment and other expenses
  Management and investment advisory
    fees.............................        180,923             --              --           180,923
  Deferred acquisition cost
    amortization and renewal
    commissions......................        150,445             --              --           150,445
  Amortization of goodwill...........         18,143             --              --            18,143
  Other expenses.....................        177,366            999              --           178,365
                                         -----------          -----            ----       -----------
      Total investment and other
        expenses.....................        526,877            999              --           527,876
                                         -----------          -----            ----       -----------
Interest credited on certificate
  liability..........................      1,768,934             --              --         1,768,934
                                         -----------          -----            ----       -----------
      Net investment loss before
        income taxes.................       (738,007)          (999)            999          (738,007)
                                         -----------          -----            ----       -----------
Income tax expense...................             --             --              --                --
                                         -----------          -----            ----       -----------
      Net investment loss............       (738,007)          (999)            999          (738,007)
                                         -----------          -----            ----       -----------
Realized investment losses...........       (438,570)            --              --          (438,570)
Income tax expense on realized
  investment losses..................             --             --              --                --
                                         -----------          -----            ----       -----------
      Net realized investment
        losses.......................       (438,570)            --              --          (438,570)
                                         -----------          -----            ----       -----------
      Net loss.......................     (1,176,577)          (999)            999        (1,176,577)
                                         -----------          -----            ----       -----------
Other comprehensive income (loss):
  Unrealized gains on
    available-for-sale securities
      Net unrealized gain............        891,684             --              --           891,684
                                         -----------          -----            ----       -----------
Net comprehensive income (loss)......    $  (284,893)         $(999)           $999       $  (284,893)
                                         ===========          =====            ====       ===========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            SBM CERTIFICATE COMPANY
            STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                           1999               1998
                                                        ----------         ----------
Investment income
  Interest income from securities.....................  $2,261,957         $2,699,491
  Other investment income.............................      29,602            127,006
                                                        ----------         ----------
      Total investment income.........................   2,291,559          2,826,497
                                                        ----------         ----------
Investment and other expenses
  Management and investment advisory fees.............     154,042            207,135
  Deferred acquisition cost amortization and renewal
    commissions.......................................     193,973            279,289
  Real estate expenses................................       2,610             90,423
  Other expenses (income).............................      19,200             (1,024)
                                                        ----------         ----------
      Total investment and other expenses.............     369,825            575,823
                                                        ----------         ----------
Interest credited on certificate liability............   1,615,074          2,063,311
                                                        ----------         ----------
      Net investment income before income taxes.......     306,660            187,363
Income tax benefit (expense)..........................     102,013            (53,630)
                                                        ----------         ----------
      Net investment income...........................     408,673            133,733
                                                        ----------         ----------
Realized investment losses............................    (470,507)          (152,977)
Income tax benefit on realized investment losses......      97,977             49,887
                                                        ----------         ----------
      Net realized investment losses..................    (372,530)          (103,090)
                                                        ----------         ----------
      Net income......................................  $   36,143         $   30,643
                                                        ==========         ==========
Other comprehensive income (loss):
  Unrealized gain (loss) on available-for-sale
    securities
    Unrealized holding gain (loss) in current year....  $ (895,970)        $   24,192
    Income tax........................................          --             (8,467)
                                                        ----------         ----------
      Net unrealized gain (loss) during period........    (895,970)            15,725
                                                        ----------         ----------
Net other comprehensive income (loss).................  $ (859,827)        $   46,368
                                                        ==========         ==========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY
                CONSOLIDATING STATEMENT OF SHAREHOLDER'S EQUITY
                          YEAR ENDED DECEMBER 31, 2000

                                                            SBM CERTIFICATE COMPANY
                                 ------------------------------------------------------------------------------
                                  COMMON               ADDITIONAL    ACCUMULATED     RETAINED         TOTAL
                                  STOCK                 PAID-IN     COMPREHENSIVE    EARNINGS     SHAREHOLDER'S
                                  SHARES     AMOUNT     CAPITAL     INCOME (LOSS)    (DEFICIT)       EQUITY
                                 --------   --------   ----------   -------------   -----------   -------------
Balance at July 9, 2000........       --    $     --   $       --     $     --      $        --    $        --
Issuance of Common Stock.......  250,000     250,000           --           --               --        250,000
Additional paid-in capital.....       --          --    1,102,500           --               --      1,102,500
Contribution of common stock...       --          --      573,957           --               --        573,957
Changes in net unrealized gains
  (losses) on
  available-for-sale
  securities, net of tax.......       --          --           --      891,684               --        891,684
Retained earnings (deficit):
  Dividends paid, net..........       --          --           --           --       (2,805,421)            --
  Certificate liability
    release....................       --          --           --           --        1,526,015             --
  Net loss since acquisition...       --          --           --           --         (747,130)            --
                                                                                    -----------
  Consolidated retained
    earnings (deficit).........       --          --           --           --               --     (2,026,536)
                                 -------    --------   ----------                   -----------    -----------
Balance at December 31, 2000...  250,000    $250,000   $1,676,457     $891,684      $(2,026,536)   $   791,605
                                 =======    ========   ==========     ========      ===========    ===========

                                             ATLANTIC CAPITAL FUNDING CORPORATION
                                 ------------------------------------------------------------                     TOTAL
                                  COMMON               ADDITIONAL   RETAINED        TOTAL                     CONSOLIDATING
                                  STOCK                 PAID-IN     EARNINGS    SHAREHOLDER'S   ELIMINATING   SHAREHOLDER'S
                                  SHARES     AMOUNT     CAPITAL     (DEFICIT)      EQUITY         ENTRIES        EQUITY
                                 --------   --------   ----------   ---------   -------------   -----------   -------------
Balance at July 9, 2000........        --   $    --    $       --     $  --      $       --     $        --    $        --
Issuance of Common Stock.......        --        --            --        --              --              --    $   250,000
Additional paid-in capital.....        --        --     1,000,000        --       1,000,000      (1,000,000)     1,102,500
Contribution of common stock...    10,000    20,000       553,957        --         573,957        (573,957)       573,957
Changes in net unrealized gains
  (losses) on
  available-for-sale
  securities, net of tax.......        --        --            --        --              --              --        891,684
Retained earnings (deficit):
  Dividends paid, net..........        --        --            --        --              --              --             --
  Certificate liability
    release....................        --        --            --        --              --              --             --
  Net loss since acquisition...        --        --            --      (999)
                                                                      -----
  Consolidated retained
    earnings (deficit).........        --        --                                    (999)            999     (2,026,536)
                                 --------   -------    ----------                ----------     -----------    -----------
Balance at December 31, 2000...  $ 10,000   $20,000    $1,553,957      (999)     $1,572,958     $(1,572,958)       791,605
                                 ========   =======    ==========     =====      ==========     ===========    ===========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            SBM CERTIFICATE COMPANY
                       STATEMENTS OF SHAREHOLDER'S EQUITY
                            YEAR ENDED DECEMBER 31,

                                                               ACCUMULATED
                                                 ADDITIONAL       OTHER                         TOTAL
                                       COMMON     PAID-IN     COMPREHENSIVE     RETAINED    SHAREHOLDER'S
                                       STOCK      CAPITAL     INCOME (LOSS)     EARNINGS       EQUITY
                                      --------   ----------   --------------   ----------   -------------
Balance, December 31, 1997..........  $250,000   $3,050,000     $  54,723      $1,626,949    $4,981,672
  Net income........................       --           --             --          30,643        30,643

  Change in net unrealized gains on
    available-for-sale securities,
    net of tax......................       --           --         15,725              --        15,725
                                      --------   ----------     ---------      ----------    ----------
  Comprehensive income..............                                                             46,368
                                                                                             ----------

Balance, December 31, 1998..........  250,000    3,050,000         70,448       1,657,592     5,028,040

  Net income........................       --           --             --          36,143        36,143

  Change in net unrealized gains
    (losses) on available-for-sale
    securities, net of tax..........       --           --       (895,970)             --      (895,970)
                                      --------   ----------     ---------      ----------    ----------

  Comprehensive loss................                                                           (859,827)
                                                                                             ----------

Balance, December 31, 1999..........  $250,000   $3,050,000     $(825,522)     $1,693,735    $4,168,213
                                      ========   ==========     =========      ==========    ==========

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                     CONSOLIDATING STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 2000

                                           SBM CERTIFICATE   ATLANTIC CAPITAL   ELIMINATING
                                               COMPANY        FUNDING CORP.       ENTRIES        TOTALS
                                           ---------------   ----------------   -----------   ------------
Cash flows from operating activities
  Net income.............................   $ (1,176,577)       $     (999)     $      999    $ (1,176,577)
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities
    Loss from investment in subsidiary...            999                --            (999)             --
    Provision for certificate
      liability..........................      1,768,934                --              --       1,768,934
    Realized investment losses...........        438,570                --              --         438,570
    Deferral of acquisition costs........        (80,800)               --              --         (80,800)
    Amortization of deferred acquisition
      costs and renewal commissions......        150,445                --              --         150,445
    Other amortization and
      depreciation.......................         18,947                --              --          18,947
    Decrease in dividends and interest
      receivable.........................         41,252                --              --          41,252
    Increase in mortgage notes held for
      sale...............................     (2,816,735)               --              --      (2,816,735)
    Changes in other assets and
      liabilities........................        434,895             1,890              --         436,785
                                            ------------        ----------      -----------   ------------
      Net cash provided by (used in)
        operating activities.............     (1,220,070)              891              --      (1,219,179)
                                            ------------        ----------      -----------   ------------
Cash flows from investing activities
  Fixed maturity investments:
    Purchases............................       (263,808)               --              --        (263,808)
    Sales and redemptions................      6,434,532                --              --       6,434,532
  Investment in mortgage notes held for
    investment...........................       (375,000)               --              --        (375,000)
  Investment in subsidiary...............     (1,000,000)               --       1,000,000              --
  Cash paid for SBM......................     (1,350,000)               --              --      (1,350,000)
  Purchase of computer software..........        (68,003)               --              --         (68,003)
  Repayment of certificate loans, net....         14,864                --              --          14,864
                                            ------------        ----------      -----------   ------------
      Net cash provided by investing
        activities.......................      3,392,585                --       1,000,000       4,392,585
                                            ------------        ----------      -----------   ------------
Cash flows from financing activities
  Amounts paid to face-amount certificate
    holders..............................     (8,964,633)               --              --      (8,964,633)
  Proceeds from issuance of common
    stock................................        250,000                --              --         250,000
  Capital contributed to company.........      1,102,500         1,000,000      (1,000,000)      1,102,500
  Amounts received from face-amount
    certificate holders..................         15,681                --              --          15,681
  Net dividends paid.....................     (6,513,805)               --              --      (6,513,805)
                                            ------------        ----------      -----------   ------------
      Net cash provided by (used in)
        financing activities.............    (14,110,257)        1,000,000      (1,000,000)    (14,110,257)
                                            ------------        ----------      -----------   ------------
      NET INCREASE (DECREASE) IN CASH AND
        CASH EQUIVALENTS.................    (11,937,742)        1,000,891              --     (10,936,851)
Cash and cash equivalents, beginning.....     14,407,479                --              --      14,407,479
                                            ------------        ----------      -----------   ------------
Cash and cash equivalents, end...........   $  2,469,737        $1,000,891      $       --    $  3,470,628
                                            ============        ==========      ===========   ============

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                          YEAR ENDED DECEMBER 31, 2000

                                           SBM CERTIFICATE   ATLANTIC CAPITAL   ELIMINATING
                                               COMPANY        FUNDING CORP.       ENTRIES        TOTALS
                                           ---------------   ----------------   -----------   ------------
Supplemental disclosure of significant
  noncash investing and financing
  activities:
  Release of certificate liability.......   $  1,526,015
                                            ============
  Acquisition of SBM-MN:
    Assets acquired......................   $ 27,390,982
    Liabilities assumed..................    (26,557,263)
    Legal acquisition costs..............       (136,868)
    Goodwill.............................        653,149
                                            ------------
      Total purchase price...............   $  1,350,000
                                            ============
Contribution of 1st Atlantic ownership of
  ACFC to SBM-MD.........................   $    573,957
                                            ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            SBM CERTIFICATE COMPANY
                            STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                                 1999                 1998
                                                             ------------         ------------
Cash flows from operating activities
  Net income...............................................  $     36,143         $     30,643
  Adjustments to reconcile net income to net cash provided
    by operating activities
    Provision for certificate liability....................     1,615,074            2,063,311
    Realized investment losses.............................       470,507              152,977
    Deferral of acquisition costs..........................      (140,145)            (325,523)
    Amortization of deferred acquisition costs and renewal
      commissions..........................................       193,973              279,289
    Other amortization and depreciation....................        23,711              110,043
    Deferred tax expense (benefit).........................        11,513              (79,525)
    Decrease in dividends and interest receivable..........       115,051               32,503
    Changes in other assets and liabilities................      (247,085)             (57,214)
                                                             ------------         ------------
      Net cash provided by operating activities............     2,078,742            2,206,504
                                                             ------------         ------------
Cash flows from investing activities
  Fixed maturity investments:
    Purchases..............................................   (22,469,407)         (49,260,045)
    Maturities and redemptions.............................    26,873,872           24,117,893
    Sales..................................................    10,171,240           26,000,513
  Sales, maturities and redemptions - mortgage loans and
    real estate............................................            --              260,296
  Repayment of certificate loans, net......................        39,276               22,083
                                                             ------------         ------------
      Net cash provided by investing activities............    14,614,981            1,140,740
                                                             ------------         ------------
Cash flows from financing activities
  Amounts paid to face-amount certificate holders..........    (5,737,826)         (13,423,346)
  Amounts received from face-amount certificate holders....       171,612              301,208
                                                             ------------         ------------
      Net cash used in financing activities................    (5,566,214)         (13,122,138)
                                                             ------------         ------------
      NET INCREASE (DECREASE) IN CASH AND CASH
        EQUIVALENTS........................................    11,127,509           (9,774,894)
Cash and cash equivalents, beginning.......................     3,279,970           13,054,864
                                                             ------------         ------------
Cash and cash equivalents, end.............................  $ 14,407,479         $  3,279,970
                                                             ============         ============

                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE A -- ORGANIZATION AND BUSINESS

ORGANIZATION AND ACQUISITIONS

    SBM Certificate Company and Subsidiary (the "Company") consists of SBM Certificate Company, a Maryland Corporation ("SBM-MD") and Atlantic Capital Funding Corporation ("ACFC"). SBM-MD was formed on May 24, 2000 under the laws of the State of Maryland. SBM-MD is a wholly owned subsidiary of State Bond and Mortgage Company, LLC ("State Bond"). 1st Atlantic Guaranty Corporation ("1st Atlantic"), a Maryland Corporation, is the sole member of State Bond. SBM-MD is an issuer of face-amount certificates and is registered under the Investment Company Act of 1940 (the "1940 Act").

    On July 19, 2000, State Bond completed the purchase of 100% of the issued and outstanding shares of common stock of SBM Certificate Company, a Minnesota Corporation ("SBM-MN") (the "Acquisition"), from ARM Financial Group, Inc., ("ARM"), a Delaware corporation, which was under bankruptcy proceedings at the time of the Acquisition. SBM-MN was a wholly-owned subsidiary of ARM and an issuer of face-amount certificates under the Investment Company Act of 1940.

    State Bond effected the Acquisition as assignee under a Stock Purchase Agreement, dated March 28, 2000, by and among 1st Atlantic, SBM-MN and ARM. State Bond is a 100% owned subsidiary of 1st Atlantic.

    The Stock Purchase Agreement provided for a purchase price of $1,400,000, which allowed for an adjustment to the purchase price based on actual asset values at the date of the Acquisition. As a result, the purchase price was reduced to $1,350,000, of which $950,000 was paid directly to ARM and $400,000 is being held by an escrow agent for 18 months as security for certain post-closing obligations and liabilities of ARM under the Stock Purchase Agreement. The transaction was accounted for as a reverse merger using the purchase method of accounting, whereby SBM-MD became the surviving corporation.

    The Acquisition was financed by a short-term bank loan made to State Bond, in the amount of $1,500,000. The loan provided for a floating and fluctuating rate of interest equal to the prime rate. State Bond's President, his wife and other officers also personally guaranteed this loan.

    On July 19, 2000, upon completion of the Acquisition, SBM-MD declared and paid a cash dividend in the amount of $1,500,000 to its parent, State Bond, which used these proceeds to repay the bank borrowing described above. Immediately prior to the closing of

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE A -- ORGANIZATION AND BUSINESS (CONTINUED) the sale, SBM-MN paid a dividend to ARM in an amount equal to SBM-MN's shareholders' equity less (i) $450,000 and (ii) estimated deferred acquisition cost net of income taxes. The dividend, totaling $3,708,384 was in the form of a transfer of certain securities, in-kind, and the balance, in cash and cash equivalents. The transaction was approved by the Bankruptcy Court on behalf of ARM on April 27, 2000.

    As a result of the Acquisition transactions, SBM-MD has succeeded SBM-MN as the "registrant" in all filings made by SBM-MN under the Securities Act of 1933, Securities Exchange Act of 1934 and Investment Act of 1940 (the "1940 Act").

    The Stock Purchase Agreement and related transactions described above were part of the proceedings involved in a voluntary petition for relief under Chapter 11 of the Bankruptcy Code filed on December 20, 1999 in the United States Bankruptcy Court for the District of Delaware by ARM. The Stock Purchase Agreement, ultimate purchase of SBM-MN by 1st Atlantic (through State Bond) and dividend paid to ARM, among other transactions, were approved by the Bankruptcy Court.

    On December 17, 2000, 1st Atlantic contributed its 100% ownership interest in ACFC by assigning its 10,000 shares of ACFC common stock to SBM-MD (the "Contribution"). The Contribution resulted in additional paid-in capital to SBM-MD for the investment in ACFC, which totaled $573,957. SBM-MD also invested $1 million into ACFC on this date. ACFC was formed under the laws of the State of Maryland on March 27, 1997 and is a wholly-owned subsidiary of SBM-MD at December 31, 2000.

NATURE OF OPERATIONS

    SBM-MD is engaged in the business of issuing face-amount certificates. A face-amount certificate is an obligation of the issuer to pay a face, or principal amount, plus specified interest, to the holder of the certificate. Under the certificates, the face amount may be paid at the end of a certificate's Guarantee Period or at its Maturity Date. Lesser amounts are paid at such times if all or part of an investment in the Certificate is withdrawn prior to maturity or the end of any Guarantee Period. Interest, as described above, may be paid quarterly or annually, or compounded.

    The Company currently offers four series of single-payment investment certificates. The Company's face-amount certificate operations include issuance of single-payment certificates

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE A -- ORGANIZATION AND BUSINESS (CONTINUED) and the servicing of outstanding single-payment and installment certificates, the investment of related funds, and other related service activities.

    The Company's gross margin is derived primarily from the margin between earnings on its investments and amounts paid or credited on its fixed-rate certificate deposits ("investment spread"). The Company's net investment income
(loss) is determined by deducting investment and other expenses and income taxes. The investment spread is affected principally by general economic conditions, government monetary policy, the policies of regulatory authorities that influence market interest rates, and the Company's ability to respond to changes in such rates. Changes in market interest rates may have a negative impact on its earnings.

    ACFC is a mortgage broker that originates residential and commercial loans and assigns the loans to SBM-MD at closing. SBM-MD purchases the loans at ACFC's cost.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The preparation of consolidating financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATING

    The consolidating financial statements include the accounts of SBM-MD and its wholly-owned subsidiary, ACFC. All significant intercompany balances and transactions have been eliminated.

CASH AND INVESTMENTS

    Fixed maturities and equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of taxes, reported as a separate component of shareholder's equity in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The amortized cost of fixed maturities classified as available-

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization or accretion is computed using the interest method and is included in investment income. Anticipated prepayments on mortgage-backed securities are considered in determining the effective yield on such securities. If a difference arises between anticipated and actual prepayments, the carrying value of the investment is adjusted with a corresponding charge or credit to investment income. Interest and dividends are included in investment income. Certificate loans are carried at their unpaid principal balances. Cash and cash equivalents consist of highly liquid investments with maturities of three months or less from the time of purchase. Security transactions are accounted for on the date the order to buy or sell is executed. Realized gains and losses on the sale of investments are determined based upon the specific identification method.

MORTGAGE NOTES HELD FOR SALE

    Mortgage notes receivable held for sale are carried at the lower of cost or market value. The market value is determined by evaluating, on a loan by loan basis, the note receivable stated interest rate compared to the market interest rate for a similar note and adjusting for the borrower's credit rating.

MORTGAGE NOTES HELD FOR INVESTMENT

    Mortgage notes receivable are carried at amortized cost. A loan loss reserve is recognized for management's estimate of unrecoverable amounts. Unrecoverable balances are determined by management based on an evaluation of the borrower and the value of the real estate securing the loan.

DEFERRED ACQUISITION COSTS

    Costs of issuing new face-amount certificates, principally commissions, have been deferred. These costs are amortized on a straight-line basis over the initial maturity period of the certificates which is three years.

CERTIFICATE LIABILITY

    Face-amount certificates issued by the Company entitle certificate holders, who have made either single or installment payments, to receive a definite sum of money at maturity.

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The certificate liability accrues interest, and cash surrender values are less than the accumulated certificate liability prior to maturity dates. The certificate liability accumulation rates, cash surrender values, certificate liability and certificate reserves, among other matters, are governed by the 1940 Act.

    Following the Acquisition, a methodology for calculating the certificate liability was adopted and implemented, whereby the certificate liability is carried at the certificate's face-amount plus interest accrued at a minimum guaranteed rate. This methodology is in accordance with Section 28 of the Investment Company Act of 1940. Application of this method of calculating the liability resulted in a reduction of the certificate liability of $1,526,015 at Acquisition. This amount is reflected as an adjustment to the retained earnings in the financial statements.

INCOME TAXES

    The Company accounts for income taxes using the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying and tax bases of assets and liabilities. A valuation allowance is recorded if, based upon the evidence available, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

GOODWILL

    Goodwill resulted from the Acquisition transaction and is being amortized over 15 years.

COMPUTER SOFTWARE COSTS

    Computer software costs are carried at cost and depreciated using the straight-line method over a period of five years beginning the date placed in service. As of December 31, 2000, the asset is still in development and has not been placed in service.

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE C -- INVESTMENTS

    The amortized cost and estimated fair values of available-for-sale securities were as follows:

                                                   GROSS             GROSS
                                   COST       UNREALIZED GAIN   UNREALIZED LOSS   FAIR VALUE
                                -----------   ---------------   ---------------   -----------
DECEMBER 31, 2000
Fixed maturities
  Mortgage-backed
    securities................  $ 8,827,923       $    --          $107,796       $ 8,720,127
  Corporate securities........    3,981,518            --           259,330         3,722,188
  U.S. Treasury securities and
    obligations of U.S.
    government agencies.......      427,476            --             8,288           419,188
  Obligations of state and
    political subdivisions....      138,452         1,045                --           139,497
                                -----------       -------          --------       -----------
Total fixed maturities........   13,375,369         1,045           375,414        13,001,000
Equity securities.............      161,772        38,891                --           200,663
                                -----------       -------          --------       -----------
Total available-for-sale
  securities..................  $13,537,141       $39,936          $375,414       $13,201,663
                                ===========       =======          ========       ===========
DECEMBER 31, 1999
Fixed maturities
  Mortgage-backed
    securities................  $10,558,001       $    28          $282,218       $10,275,811
  Corporate securities........    8,161,388         7,405           569,999         7,598,794
  U.S. Treasury securities and
    obligations of U.S.
    government agencies.......      414,246           205            31,388           383,063
  Foreign governments.........      450,602            --            13,220           437,382
  Asset-backed securities.....      139,908            --             2,583           137,325
  Obligations of state and
    political subdivisions....      162,449         3,435                44           165,840
                                -----------       -------          --------       -----------
Total fixed maturities........   19,886,594        11,073           899,452        18,998,215
Equity securities.............      290,688        62,857                --           353,545
                                -----------       -------          --------       -----------
Total available-for-sale......  $20,177,282       $73,930          $899,452       $19,351,760
                                ===========       =======          ========       ===========

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE C -- INVESTMENTS (CONTINUED)
    The amortized cost and estimated fair value of fixed maturity securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties and because mortgage-backed and asset-backed securities provide for periodic payments throughout their life.

                                      DECEMBER 31, 2000           DECEMBER 31, 1999
                                  -------------------------   -------------------------
                                                 ESTIMATED                   ESTIMATED
                                     COST       FAIR VALUE       COST       FAIR VALUE
                                  -----------   -----------   -----------   -----------
FIXED MATURITIES
  Due in one year or less.......  $        --   $        --   $   194,735   $   194,940
  Due after one year through
    five years..................      227,632       227,701       473,531       460,734
  Due after five years through
    ten years...................    1,935,174     1,868,663     2,780,967     2,579,918
  Due after ten years...........    2,384,640     2,184,509     5,739,452     5,349,487
  Asset-backed securities.......           --            --       139,908       137,325
  Mortgage-backed securities....    8,827,923     8,720,127    10,558,001    10,275,811
                                  -----------   -----------   -----------   -----------
  Total fixed maturities........  $13,375,369   $13,001,000   $19,886,594   $18,998,215
                                  ===========   ===========   ===========   ===========

    Gains (losses) of ($453,433), ($470,507) and $3,421 were realized on sales of fixed maturities classified as available-for-sale for the years ended December 31, 2000, 1999 and 1998, respectively.

    Gains of $14,863 and $22,397 were recognized on equity securities sold during 2000 and 1998, respectively. There were no gains or losses recognized on equity securities sold for the year ended December 31, 1999.

    During 1998, the Company sold its sole investment in real estate and realized a loss of $178,795 associated with the transaction.

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE D -- COMPREHENSIVE INCOME

    Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including net income and the change in unrealized gains or losses on the Company's available-for-sale securities.

    The following table shows, for available-for-sale securities, a reconciliation of the net unrealized gain (loss) arising during the period and the change in net unrealized gains (losses) as reported on the accompanying statements of shareholder's equity. Amounts are reported net of related tax.

                                                         YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      2000        1999         1998
                                                    --------   -----------   --------
Net unrealized gain (loss) arising during period
  on available-for-sale securities................  $891,684   $(1,162,300)  $ 99,925

Reclassification adjustment for net realized
  (gains) losses included in net income...........        --       266,330    (84,200)
                                                    --------   -----------   --------

Change in net unrealized gains (losses) on
  available-for-sale securities...................  $891,684   $  (895,970)  $ 15,725
                                                    ========   ===========   ========

NOTE E -- MORTGAGE NOTES HELD FOR SALE

    At December 31, 2000, the Company held residential and commercial mortgage notes receivable for sale. The notes accrue interest at rates ranging from 9.99% to 16%, are secured by real property and have maturity dates through March 1, 2031. The Company's intention is to sell the notes to a buyer under certain favorable market conditions. As of December 31, 2000 none of these notes have been sold.

NOTE F -- MORTGAGE NOTES HELD FOR INVESTMENT

    The Company held two mortgage notes receivable as of December 31, 2000 as long-term investments. These notes are serviced by the Company and are secured by real

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE F -- MORTGAGE NOTES HELD FOR INVESTMENT (CONTINUED) property. The notes accrue interest at a rate of 12% with maturity dates through December 31, 2001.

NOTE G -- CERTIFICATE LIABILITY

    The total certificate liability at December 31 is summarized as follows:

                                                                MINIMUM       ADDITIONAL
                                     2000          1999         INTEREST       INTEREST
                                  -----------   -----------   ------------   ------------
Fully-paid certificates:

Single-payment series 503.......  $18,926,313   $27,085,547       2.50       2.10 to 4.60
Installment.....................    1,271,625     1,958,776   2.50 to 3.50   1.50 to 2.75
Optional settlement.............      193,713       534,582   2.50 to 3.50   2.00 to 2.75
Due to unallocated certificate
  holders.......................           --         3,191       None
                                  -----------   -----------
                                   20,391,651    29,582,096

Installment certificates:
Reserves to mature, by series
  120 and 220...................      274,385       256,219       3.25       1.75 to 2.00
  315...........................      115,703       120,540       3.50       1.50 to 1.75
Advance payments................      144,889       157,831
                                  -----------   -----------
                                      534,977       534,590
                                  -----------   -----------
Total certificate liability.....  $20,926,628   $30,116,686
                                  ===========   ===========

NOTE H -- FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment was required to develop these estimates. Accordingly, the estimates

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE H -- FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED) are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

                                      DECEMBER 31, 2000           DECEMBER 31, 1999
                                  -------------------------   -------------------------
                                   CARRYING      ESTIMATED     CARRYING      ESTIMATED
                                     VALUE      FAIR VALUE       VALUE      FAIR VALUE
                                  -----------   -----------   -----------   -----------
Assets
  Fixed maturities..............  $13,001,000   $13,001,000   $18,998,215   $18,998,215
  Equity securities.............      200,663       200,663       353,545       353,545
  Mortgage notes held for
    sale........................    3,090,618     3,197,418            --            --
  Mortgage notes held for
    investment..................      727,732       727,732            --            --
  Certificate loans.............      110,069       110,069       124,933       124,933
  Cash and cash equivalents.....    3,470,628     3,470,628    14,407,479    14,407,479
  Liabilities
    Certificate liability.......   20,926,628    20,926,628    30,116,686    30,223,837

    The following methods and assumptions were used in estimating fair values:

FIXED MATURITIES AND EQUITY SECURITIES

    Fair values for investments in securities are based on quoted market prices, where available. For fixed maturities and equity securities for which a quoted market price is not available, fair values are estimated using internally calculated estimates or quoted market prices of comparable instruments.

CERTIFICATE LOANS

    The carrying value of certificate loans approximates their fair value.

MORTGATE NOTES HELD FOR SALE

    Fair value is estimated by evaluating, on a loan-by-loan basis, the note receivable's stated interest rate compared to the market interest rate (as determined by the Primary

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE H -- FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
Mortgage Market Survey published by Freddie Mac) for a similar note and adjusting for the borrower's credit rating.

MORTGATE NOTES HELD FOR INVESTMENT

    Estimated fair value of mortgage notes held for investment approximates their fair value.

CASH AND CASH EQUIVALENTS

    The carrying amounts of cash and cash equivalents approximate their fair value given the short-term nature of these assets.

CERTIFICATE LIABILITY

    The fair value of the certificate liability is based on certificate principal plus accrued interest calculated at the guaranteed minimum interest rate per the applicable certificate prospectus.

NOTE I -- INCOME TAXES

    Deferred income taxes reflect the net tax effects of (i) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and
(ii) operating and capital losses. Significant

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE I -- INCOME TAXES (CONTINUED)
components of the deferred tax liabilities and assets as of December 31, 2000 and 1999 were:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
Deferred tax liabilities
  Net unrealized gains on available-for-sale securities.....  $ 342,746   $      --
  Other.....................................................      1,617
                                                              ---------   ---------
    Total deferred tax liabilities..........................    342,746       1,617
                                                              ---------   ---------
Deferred tax assets
  Net unrealized losses on available for sale securities....         --     288,933
  Investments...............................................         --      96,145
  Capital loss carryover....................................    412,492     138,683
  Net operating loss carry forward..........................    150,450          --
                                                              ---------   ---------
    Total deferred tax assets...............................    562,942     523,761
Valuation allowance for deferred tax assets.................   (220,196)   (522,144)
                                                              ---------   ---------
  Net deferred tax assets...................................    342,746       1,617
                                                              ---------   ---------
  Deferred tax liabilities shown on the accompanying balance
    sheets..................................................  $      --   $      --
                                                              =========   =========

    The Company's net operating loss carryforward of $166,915 at December 31, 1998 was fully utilized in 1999.

    The Company has provided a full valuation allowance for deferred tax assets since realization of these future benefits cannot be reasonably assured as a result of recurring operating losses. If the Company achieves profitability, these deferred tax assets would be available to offset future income tax liabilites and expense, subject to certain limitations.

    At December 31, 2000, the Company had net operating loss and capital loss carryforwards of approximately $347,000 and $1,006,000, respectively, for income tax purposes which expire in various years through 2020.

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE I -- INCOME TAXES (CONTINUED)
    The components of the provision for federal income tax expense consist of the following:

                                                             YEAR ENDED DECEMBER 31,
                                                         -------------------------------
                                                           2000       1999        1998
                                                         --------   ---------   --------
Current................................................    $ --     $(211,503)  $ 83,268
Deferred...............................................      --        11,513    (79,525)
                                                           ----     ---------   --------
Total federal income tax expense (benefit).............    $ --     $(199,990)  $  3,743
                                                           ====     =========   ========

    Federal income tax expense differs from that computed by using the income tax rate of 34% for 2000 and 35% for 1999 and 1998, as shown below.

                                                         YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      2000        1999        1998
                                                    ---------   ---------   ---------
Income tax expense (benefit) at statutory rate....  $(400,036)  $ (57,346)  $  12,035
Unreimbursed capital loss carryover used by ARM...         --          --     281,842
Income tax benefit prior to Acquisition...........    146,012          --          --
State tax, net of federal tax benefit.............    (24,277)         --          --
Increase (decrease) in valuation allowance related
  to capital loss and NOL carryovers..............    142,693      66,700    (280,000)
Decrease in contingent tax liability..............         --    (200,000)         --
Dividend received deduction.......................         --      (7,211)     (7,749)
Certificate liability adjustment..................    135,608          --          --
Tax-exempt interest...............................         --      (2,612)     (4,194)
Other.............................................         --         479       1,809
                                                    ---------   ---------   ---------
Total federal income tax expense (benefit)........  $      --   $(199,990)  $   3,743
                                                    =========   =========   =========

NOTE J -- RELATED PARTY TRANSACTIONS

    State Bond provides the Company with administrative services pursuant to an Administrative Services Agreement. This agreement stipulates that State Bond shall provide certain administrative and special services for the Company. Services include use of State

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE J -- RELATED PARTY TRANSACTIONS (CONTINUED)
Bond's property and equipment, facilities and personnel needed for SBM-MD's daily operations. For providing such services, State Bond earns an annual fee from the Company calculated at 2% of the average Certificate Liability balance. The fee was waived from Acquisition through September 30, 2000 and during the remainder of 2000 a fee of $112,223 was charged as an expense to SBM-MD. As of December 31, 2000, $40,289 was payable to State Bond.

    A director of the Company provided legal services relating to the Acquisition. Total costs for services provided during 2000 were $61,960 and $18,000 remains payable as of December 31, 2000.

NOTE K -- SHAREHOLDER'S EQUITY AND REGULATORY MATTERS

    The Company is subject to restrictions relating to its regulatory capital requirements under the 1940 Act. The Company is required to establish and maintain qualified assets (as defined in Section 28(b) of the 1940 Act) having a value not less than the aggregate of certificate reserves (as calculated under Section 28(a)) plus $250,000 ($20.2 million and $30.4 million at December 31, 2000 and 1999, respectively). The Company had qualified assets (at amortized cost) of $21.6 million and $34.9 million at those respective dates.

    For purposes of determining compliance with the foregoing provisions, qualified assets are valued in accordance with District of Columbia Insurance Laws (the "D.C. Laws") as required by the 1940 Act. Qualified assets for which no provision for valuation is made in the D.C. Laws are valued in accordance with rules, regulations, or orders prescribed by the SEC. These values are the same as the financial statement carrying values, except that for financial statement purposes, fixed maturities and equity securities classified as available-for-sale are carried at fair value. For qualified asset purposes, fixed maturities classified as available-for-sale are valued at amortized cost and equity securities are valued at cost.

    Pursuant to the required calculations of various states, the provisions of the certificates, depository agreements, and the 1940 Act, qualified assets of the Company were deposited with independent custodians and invested in certain investments to meet certificate liability requirements as of December 31, 2000 and 1999, as shown in the following table. Certificate

                     SBM CERTIFICATE COMPANY AND SUBSIDIARY

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE K -- SHAREHOLDER'S EQUITY AND REGULATORY MATTERS (CONTINUED) loans, secured by applicable certificate liabilities, are deducted from certificate reserves in computing deposit requirements.

                                                                 DECEMBER 31,
                                                           -------------------------
                                                              2000          1999
                                                           -----------   -----------
Qualified assets on deposit:
  Central depository.....................................  $20,558,762   $34,214,584
  State governmental authorities.........................      265,110       197,021
                                                           -----------   -----------
    Total qualified assets on deposit....................  $20,823,872   $34,411,605
                                                           ===========   ===========
Certificate reserve under Section 28(a) .................  $20,020,189   $30,116,686
Less: Certificate loans..................................     (110,069)     (124,933)
Plus: Base capital requirement...........................      250,000       250,000
                                                           -----------   -----------
Required deposits........................................  $20,160,120   $30,241,753
                                                           ===========   ===========